UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2010 (August 13, 2010)

Premier Exhibitions, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 842-2600

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On August 13, 2010, Premier Exhibitions, Inc. (the “Company”) held an investor call to discuss an opinion issued by the Eastern District of Virginia, Norfolk Division, in the case entitled RMS Titanic, Inc. v. The Wrecked and Abandoned Vessel. The investor call and dial-in information were announced in a press release previously filed on Form 8-K. In the investor call management of the Company referenced the court’s determination that the fair market value of the artifacts recovered in expeditions conducted in 1993, 1994, 1996, 1998, 2000, and 2004 is approximately one hundred ten million dollars, and that the fair market value so determined does not include an additional forty four million dollars of additive value found in the appraisal and attributable to the digital and video archives and other hard costs, such as the costs of salvage, lab operations and exhibition. Each of these disclosures is also included in the opinion of the court. Management also referenced the approximately thirty five million dollar appraised value of artifacts recovered in a 1987 expedition and to which the Company already has title pursuant to the award of a French Maritime Tribunal. This figure was also disclosed in the press release announcing the August 13, 2010 investor call.

The full opinion is available on the Premier Exhibitions, Inc. website at www.prxi.com in the Investor Relations section, and was made publicly available by the Eastern District of Virginia, Norfolk Division on August 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By: /s/ John A. Stone
John A. Stone
Chief Financial Officer

Date: August 13, 2010